EX-99.j

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of our report dated February 6, 2004, included in the December 31, 2003 Annual Report to the shareholders of The Berwyn Funds (comprising, respectively, the Berwyn Fund, the Berwyn Income Fund and the Berwyn Cornerstone Fund) and to the references to our firm under the captions "Financial Highlights" in the prospectus and in the Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

February 26, 2004